Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-196761) pertaining to the Exelixis, Inc. 2014 Equity Incentive Plan and the Amended and Restated Exelixis, Inc. 401(k) Plan, of our reports dated February 20, 2014, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
November 4, 2014